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                                                               EXHIBIT 10.16.1


                        ADDENDUM NO. 1 TO BUILDING LEASE

     This Addendum is to a certain Building Lease dated March 8, 1999 between The City of Fort Scott, Kansas ("Landlord") and Intek, Inc. ("Tenant") and is upon the request of the Landlord for the addition of certain language that was not included in the lease through inadvertence.

     The additional language is as follows:

Civil Rights Provision:
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Discrimination in Employment.  The Tenant shall not discriminate against any qualified employee or applicant for employment because of race, color, religion, sex, national origin, age, or physical or mental disability. The City of Fort Scott should take affirmative action to ensure that applicants are employed and that employees are treated without regard to their race, color, religion, sex, national origin, age, or disability. Such action shall included but may not be limited to the following: Employment, upgrading, demotion or transfers; recruitment or recruitment advertising; lay-off or termination; rates of pay or other forms of compensation; and selection for training, including an apprenticeship. The Tenant agrees to post notices setting forth the provisions of the non-discrimination clause in conspicuous places so as to be available to employees.

The parties agree that the foregoing addendum shall be construed as a basic provision of the Building Lease previously executed by the parties on the 8/th/ day of March, 1999.

IN WITNESS WHEREOF, Landlord and Tenant, acting herein by duly authorized individuals, have caused this instrument to be executed in _________ originals, on the _____ day of ______________, 1999.


LANDLORD: City of Fort Scott             TENANT:  Intek, Inc.
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_____________________________       /s/ Patrick O'Neal, Managing Director
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